Exhibit 99.1

Molina Healthcare Reports Second Quarter 2013 Results

LONG BEACH, Calif.--(BUSINESS WIRE)--July 25, 2013--Molina Healthcare, Inc. (NYSE: MOH):

  Net income per diluted share from continuing operations of $0.34 for the quarter versus a net loss of $0.71 per diluted share from continuing operations for the second quarter of 2012.
  Quarterly premium revenues rose to $1.5 billion, an 8% increase compared with the second quarter of 2012.
  Consolidated medical care ratio declined 830 basis points year over year to 86.2%.
  Sale-leaseback completed to raise $158 million.
  Assumption of Lovelace Community Health Plan’s contract in New Mexico expected to close by August 1, 2013.

Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the second quarter and six months ended June 30, 2013. Net income for the second quarter of 2013 rose to $24.6 million, or $0.53 per diluted share, versus a net loss of $37.3 million, or $0.80 per diluted share, for the second quarter of 2012. Net income per diluted share from continuing operations was $0.34, an increase of $1.05 per diluted share from continuing operations over the second quarter of 2012.

“Our operating performance during the second quarter remained strong. We continued to strengthen our capital position, and, in anticipation of the full implementation of health reform, we increased our capacity to serve a significant number of new members,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc. “We expect our previously announced transaction in New Mexico to accelerate our growth in that state beginning in the third quarter.”

Overview of Financial Results

Premium revenue for the second quarter of 2013 increased 8% over the second quarter of 2012, primarily due to membership growth in Washington and Wisconsin and rate increases in Texas and Washington in the second half of 2012.

The Company’s consolidated medical care ratio decreased to 86.2% in the second quarter of 2013 from 94.5% in the second quarter of 2012. The decline in the consolidated medical care ratio was the result of dramatically improved operating results in Texas combined with improved performance at most of the Company’s other health plans. Medical care ratios decreased in seven of the Company’s nine health plans, while medical margin (measured as the excess of premium revenue over medical care costs) increased in eight out of nine health plans.

General and administrative expenses increased to 10.1% of revenue in the second quarter of 2013 from 8.5% in the second quarter of 2012, primarily due to higher costs incurred as a result of the Company’s preparations for significant membership growth in 2014 and a litigation charge of $3.5 million related to the final settlement of a provider dispute.

Second quarter 2013 results include a one-time non-cash charge of $3.9 million related to warrants issued in conjunction with the Company’s convertible senior notes offering in February 2013. As originally issued, certain terms in the warrant agreements required that they be recorded as a derivative liability requiring mark-to-market accounting treatment. The warrants were reclassified to equity during the second quarter and there will be no further mark-to-market adjustments.

The Company previously reported that its Medicaid managed care contract with the state of Missouri expired without renewal on June 30, 2012. Effective June 30, 2013, the transition obligations associated with that contract terminated. Therefore, the Company has reclassified the results relating to the Missouri health plan to discontinued operations for all periods presented. These results are presented in a single line item, net of taxes, in the unaudited consolidated statements of operations. Additionally, the Company abandoned all of its equity interests in the Missouri health plan during the second quarter of 2013, resulting in the recognition of a tax benefit of approximately $9.5 million, which is also included in discontinued operations in the unaudited consolidated statements of operations.

Net Income Per Share Guidance

The Company expects net income per diluted share from continuing operations to be $1.55 for full year 2013 and net income per diluted share (including discontinued operations) to be $1.72 for full year 2013. The Company believes that its estimated net income per diluted share from continuing operations of $1.55 for full year 2013 is consistent with previously issued earnings per diluted share guidance of $1.55.

Conference Call

The Company’s management will host a conference call and webcast to discuss its second quarter results at 5:00 p.m. Eastern time on Thursday, July 25, 2013. The number to call for the interactive teleconference is (212) 231-2929. A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Thursday, July 25, 2013, through 6:00 p.m. on Friday, July 26, 2013, by dialing (800) 633-8284 and entering confirmation number 21661283. A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. The Company’s licensed health plans in California, Florida, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.8 million members, and its subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events. Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

  uncertainties associated with the implementation of the Affordable Care Act, including the impact of the health insurance industry excise tax, the expansion of Medicaid eligibility in participating states to previously uninsured populations unfamiliar with managed care, the implementation of state insurance exchanges currently expected to become operational by October 1, 2013, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures, including the duals demonstration programs in California, Ohio, Michigan, and Texas;
  the success of our medical cost containment initiatives in Texas, and other risks associated with the expansion of our Texas health plan’s service areas in 2012;
  significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;
  management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations and our accruals for incurred but not reported medical costs;
  the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states, and our ability to increase our revenues consistent with our expectations;
  accurate estimation of incurred but not reported medical costs across our health plans;
  risks associated with the continued growth in new Medicaid and Medicare enrollees, and the development of actuarially sound rates with respect to such new enrollees, including duals;
  retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates;
  continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
  government audits and reviews, and any enrollment freeze or monitoring program that may result therefrom;
  changes with respect to our provider contracts and the loss of providers;
  the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, and the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;
  interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
  approval by state regulators of dividends and distributions by our health plan subsidiaries;
  changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
  high dollar claims related to catastrophic illness;
  the favorable resolution of litigation, arbitration, or administrative proceedings, including our pending litigation against the state of California related to rates paid to our California plan in earlier years that were not actuarially sound;
  restrictions and covenants in any future credit facility;
  the relatively small number of states in which we operate health plans;
  the availability of adequate financing to fund and capitalize our expansion and growth activities and to meet our liquidity needs, including the interest expense and other costs associated with such financing;
  a state’s failure to renew its federal Medicaid waiver;
  inadvertent unauthorized disclosure of protected health information;
  changes generally affecting the managed care or Medicaid management information systems industries;
  increases in government surcharges, taxes, and assessments;
  changes in general economic conditions, including unemployment rates; and
  increasing consolidation in the Medicaid industry;

and numerous other risk factors, including those discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that the Company’s forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by the Company’s forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of July 25, 2013, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

MOLINA HEALTHCARE, INC. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Amounts in thousands, except net income (loss) per share)
Revenue:
Premium revenue	$1,501,729	$1,394,049	$2,999,162	$2,620,656
Premium tax	46,883	38,354	83,883	80,540
Service revenue	49,672	41,724	99,428	83,929
Investment income	1,628	1,059	3,144	2,738
Rental and other income	5,922	3,977	10,616	8,236
Total revenue	1,605,834	1,479,163	3,196,233	2,796,099
Expenses:
Medical care costs	1,294,706	1,317,597	2,582,621	2,395,464
Cost of service revenue	39,305	30,613	79,075	61,107
General and administrative expenses	161,479	125,819	302,757	241,048
Premium tax expenses	46,883	38,354	83,883	80,540
Depreciation and amortization	17,015	16,210	33,578	31,058
Total expenses	1,559,388	1,528,593	3,081,914	2,809,217
Income (loss) from operations	46,446	(49,430)	114,319	(13,118)
Other expenses:
Interest expense	11,667	3,808	24,704	8,106
Other expense	3,502	1,086	3,371	1,086
Total other expenses	15,169	4,894	28,075	9,192
Income (loss) from continuing operations before income taxes	31,277	(54,324)	86,244	(22,310)
Income tax expense (benefit)	15,481	(21,267)	39,926	(9,147)
Income (loss) from continuing operations	15,796	(33,057)	46,318	(13,163)
Income (loss) from discontinued operations, net of tax benefit of $9,968, $4,502, $10,143, and $5,589, respectively	8,775	(4,249)	8,168	(6,054)
Net income (loss)	$24,571	$(37,306)	$54,486	$(19,217)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.35	$(0.71)	$1.01	$(0.29)
Income (loss) from discontinued operations	0.19	(0.09)	0.18	(0.13)
Basic net income (loss) per share	$0.54	$(0.80)	$1.19	$(0.42)
Diluted income (loss) per share:
Income (loss) from continuing operations	$0.34	$(0.71)	$1.00	$(0.29)
Income (loss) from discontinued operations	0.19	(0.09)	0.17	(0.13)
Diluted net income (loss) per share	$0.53	$(0.80)	$1.17	$(0.42)

Weighted average shares outstanding:
Basic	45,446	46,355	45,712	46,176
Diluted	46,507	46,355	46,506	46,176

Operating Statistics, Continuing Operations:
Medical care ratio (1)	86.2%	94.5%	86.1%	91.4%
Service revenue ratio (2)	79.1%	73.4%	79.5%	72.8%
General and administrative expense ratio (3)	10.1%	8.5%	9.5%	8.6%
Premium tax ratio (1)	3.0%	2.7%	2.7%	3.0%
Effective tax rate	49.5%	(39.1%)	46.3%	(41.0%)

(1) Medical care ratio represents medical care costs as a percentage of premium revenue, net of premium taxes; premium tax ratio represents premium taxes as a percentage of premium revenue.
(2) Service revenue ratio represents cost of service revenue as a percentage of service revenue.
(3) Computed as a percentage of total revenue.

MOLINA HEALTHCARE, INC. CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2013	Dec. 31, 2012
	(Amounts in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$742,670	$795,770
Investments	718,544	342,845
Receivables	213,776	149,682
Deferred income taxes	21,995	32,443
Prepaid expenses and other current assets	47,817	28,386
Total current assets	1,744,802	1,349,126
Property, equipment, and capitalized software, net	249,298	221,443
Deferred contract costs	51,319	58,313
Intangible assets, net	68,987	77,711
Goodwill and indefinite-lived intangible assets	153,152	151,088
Derivative asset	207,123	–
Restricted investments	56,935	44,101
Auction rate securities	12,527	13,419
Other assets	35,773	19,621
	$2,579,916	$1,934,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$465,487	$494,530
Accounts payable and accrued liabilities	180,227	184,034
Deferred revenue	45,949	141,798
Income taxes payable	15,496	6,520
Current maturities of long-term debt	–	1,155
Total current liabilities	707,159	828,037
Convertible senior notes	585,825	175,468
Lease financing obligations	175,666	–
Other long-term debt	–	86,316
Derivative liability	207,017	1,307
Deferred income taxes	3,919	37,900
Other long-term liabilities	23,943	23,480
Total liabilities	1,703,529	1,152,508
Stockholders’ equity:
Common stock, $0.001 par value; 150,000 shares authorized; outstanding: 45,683 shares at June 30, 2013 and 46,762 shares at December 31, 2012	46	47
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	–	–
Additional paid-in capital	324,360	285,524
Accumulated other comprehensive loss	(2,705)	(457)
Treasury stock, at cost; 111 shares at December 31, 2012	–	(3,000)
Retained earnings	554,686	500,200
Total stockholders’ equity	876,387	782,314
	$2,579,916	$1,934,822

MOLINA HEALTHCARE, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Amounts in thousands)
Operating activities:
Net income (loss)	$24,571	$(37,306)	$54,486	$(19,217)

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	22,108	19,671	43,907	38,010
Deferred income taxes	(22,139)	(9,527)	(22,155)	(1,264)
Stock-based compensation	7,729	5,146	12,150	9,812
Gain on sale of subsidiary	–	–	–	(1,747)
Amortization of convertible senior notes	5,965	1,472	9,688	2,915
Change in fair value of derivatives	3,503	1,086	3,384	1,086
Amortization of premium/discount on investments	2,796	1,765	4,298	3,615
Amortization of deferred financing costs	1,118	257	2,366	515
Tax deficiency from employee stock compensation	4	(19)	(38)	(50)
Changes in operating assets and liabilities:
Receivables	(63,525)	61,247	(64,094)	6,891
Prepaid expenses and other current assets	(11,292)	(4,712)	(22,856)	(10,352)
Medical claims and benefits payable	(25,658)	69,705	(29,043)	123,062
Accounts payable and accrued liabilities	14,879	11,814	(16,968)	(22,982)
Deferred revenue	(89,855)	80,883	(95,849)	125,426
Income taxes	552	(16,074)	8,976	(19,737)
Net cash (used in) provided by operating activities	(129,244)	185,408	(111,748)	235,983

Investing activities:
Purchases of equipment	(24,062)	(19,796)	(35,229)	(33,301)
Purchases of investments	(456,139)	(56,149)	(532,151)	(144,348)
Sales and maturities of investments	73,773	71,005	149,420	136,772
Proceeds from sale of subsidiary, net of cash surrendered	–	–	–	9,162
Change in deferred contract costs	2,494	(10,062)	6,994	(23,055)
Increase in restricted investments	(1,818)	(1,661)	(12,834)	(2,154)
Change in other noncurrent assets and liabilities	(7,468)	(1,926)	(8,012)	(4,383)
Net cash used in investing activities	(413,220)	(18,589)	(431,812)	(61,307)

Financing activities:
Proceeds from issuance of 1.125% Notes, net of deferred issuance costs	–	–	537,973	–
Proceeds from sale-leaseback transactions	158,694	–	158,694	–
Purchase of 1.125% Notes call option	–	–	(149,331)	–
Proceeds from issuance of warrants	–	–	75,074	–
Treasury stock purchases	–	–	(50,000)	–
Repayment of amounts borrowed under credit facility	–	(10,000)	(40,000)	(10,000)
Amount borrowed under credit facility	–	50,000	–	60,000
Principal payments on term loan	(47,180)	(272)	(47,471)	(573)
Settlement of interest rate swap	(875)	–	(875)	–
Proceeds from employee stock plans	4,617	2,737	4,852	5,485
Excess tax benefits from employee stock compensation	367	85	1,544	3,677
Net cash provided by financing activities	115,623	42,550	490,460	58,589
Net (decrease) increase in cash and cash equivalents	(426,841)	209,369	(53,100)	233,265
Cash and cash equivalents at beginning of period	1,169,511	517,723	795,770	493,827
Cash and cash equivalents at end of period	$742,670	$727,092	$742,670	$727,092

MOLINA HEALTHCARE, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURE

The Company has included presentations of earnings before interest, taxes, depreciation and amortization (EBITDA) below. EBITDA is a non-GAAP financial measure and is reconciled to net income, which the Company believes to be the most comparable GAAP measure (GAAP stands for U.S. generally accepted accounting principles).

EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense and income tax expense. This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities; nor should EBITDA be considered in isolation from these GAAP measures of operating performance. Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods. For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in the Company’s industry.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)
Net income (loss)	$24,571	$(37,306)	$54,486	$(19,217)
Add back:
Depreciation and amortization reported in the consolidated statements of cash flows	22,108	19,671	43,907	38,010
Interest expense	11,667	3,808	24,704	8,106
Provision for income taxes	5,513	(25,769)	29,783	(14,736)
EBITDA	$63,859	$(39,596)	$152,880	$12,163

MOLINA HEALTHCARE, INC.
UNAUDITED DEPRECIATION AND AMORTIZATION DATA

Depreciation and amortization related to the Company’s Health Plans segment is all recorded in “Depreciation and amortization” in the consolidated statements of operations. Depreciation and amortization related to the Company’s Molina Medicaid Solutions segment is recorded within three different headings in the consolidated statements of operations as follows:

• Amortization of purchased intangibles relating to customer relationships is reported as amortization within the heading “Depreciation and amortization;”

• Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of “Service revenue;” and

• Depreciation is recorded within the heading “Cost of service revenue.”

The following table presents all depreciation and amortization recorded in the Company’s consolidated statements of operations, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue.

	Three Months Ended June 30,
	2013		2012
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in thousands)
Depreciation and amortization of capitalized software, continuing operations	$12,896	0.8%	$10,674	0.7%
Amortization of intangible assets, continuing operations	4,119	0.3	5,536	0.4
Depreciation and amortization, continuing operations	17,015	1.1	16,210	1.1
Depreciation and amortization, discontinued operations	–	–	177	–
Amortization recorded as reduction of service revenue	728	–	153	–
Amortization of capitalized software recorded as cost of service revenue	4,365	0.3	3,131	0.2
	$22,108	1.4%	$19,671	1.3%

	Six Months Ended June 30,
	2013		2012
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in thousands)
Depreciation and amortization of capitalized software, continuing operations	$25,341	0.8%	$19,969	0.7%
Amortization of intangible assets, continuing operations	8,237	0.3	11,089	0.4
Depreciation and amortization, continuing operations	33,578	1.1	31,058	1.1
Depreciation and amortization, discontinued operations	2	–	354	–
Amortization recorded as reduction of service revenue	1,457	–	306	–
Amortization of capitalized software recorded as cost of service revenue	8,870	0.3	6,292	0.2
	$43,907	1.4%	$38,010	1.3%

MOLINA HEALTHCARE, INC. UNAUDITED MEMBERSHIP DATA, CONTINUING OPERATIONS

	June 30, 2013	March 31, 2013	Dec. 31, 2012	June 30, 2012
Total Ending Membership by Health Plan:
California	355,000	332,000	336,000	350,000
Florida	81,000	75,000	73,000	70,000
Michigan	215,000	217,000	220,000	220,000
New Mexico	92,000	91,000	91,000	89,000
Ohio	240,000	242,000	244,000	260,000
Texas	266,000	274,000	282,000	301,000
Utah	87,000	87,000	87,000	86,000
Washington	413,000	416,000	418,000	356,000
Wisconsin	98,000	86,000	46,000	42,000
	1,847,000	1,820,000	1,797,000	1,774,000

Total Ending Membership by State for the Medicare Advantage Plans:
California	8,100	7,700	7,700	7,000
Florida	600	600	900	900
Michigan	9,500	9,200	9,700	8,900
New Mexico	900	900	900	900
Ohio	400	300	300	200
Texas	2,300	1,900	1,500	800
Utah	7,800	7,600	8,200	8,300
Washington	6,600	6,100	6,500	5,700
	36,200	34,300	35,700	32,700

Total Ending Membership by State for the Aged, Blind or Disabled Population:
California	45,400	44,600	44,700	41,100
Florida	11,200	10,400	10,300	10,400
Michigan	45,000	44,000	41,900	40,000
New Mexico	6,000	5,800	5,700	5,600
Ohio	28,000	28,200	28,200	29,600
Texas	92,000	94,200	95,900	111,000
Utah	9,400	9,200	9,000	8,800
Washington	31,700	31,300	30,000	4,400
Wisconsin	1,600	1,600	1,700	1,700
	270,300	269,300	267,400	252,600

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN, CONTINUING OPERATIONS (Amounts in thousands, except per member per month amounts)

	Three Months Ended June 30, 2013
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (3)	Medical Margin
		Total	PMPM	Total	PMPM
California	1,055	$180,927	$171.58	$170,777	$161.96	94.4%	$10,150
Florida	238	61,837	260.61	51,915	218.80	84.0	9,922
Michigan	648	167,485	258.40	141,859	218.86	84.7	25,626
New Mexico	275	84,449	307.20	68,253	248.28	80.8	16,196
Ohio	722	270,107	373.78	215,664	298.44	79.8	54,443
Texas	805	318,955	396.05	275,959	342.66	86.5	42,996
Utah	261	77,511	296.69	61,677	236.08	79.6	15,834
Washington	1,238	299,533	241.89	263,512	212.80	88.0	36,021
Wisconsin	293	37,740	128.79	31,185	106.43	82.6	6,555
Other (2)	–	3,185	–	13,905	–	–	(10,720)
	5,535	$1,501,729	$271.30	$1,294,706	$233.91	86.2%	$207,023

	Three Months Ended June 30, 2012
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (3)	Medical Margin
		Total	PMPM	Total	PMPM
California	1,056	$164,961	$156.22	$149,239	$141.34	90.5%	$15,722
Florida	210	57,324	273.09	48,442	230.79	84.5	8,882
Michigan	662	162,727	245.84	141,682	214.04	87.1	21,045
New Mexico	266	80,449	302.45	67,836	255.03	84.3	12,613
Ohio	762	274,058	359.65	245,284	321.89	89.5	28,774
Texas	907	352,816	389.27	393,237	433.87	111.5	(40,421)
Utah	259	76,911	297.00	63,419	244.90	82.5	13,492
Washington	1,068	203,675	190.67	174,045	162.93	85.5	29,630
Wisconsin	125	18,788	150.12	22,758	181.84	121.1	(3,970)
Other (2)	–	2,340	–	11,655	–	–	(9,315)
	5,315	$1,394,049	$262.32	$1,317,597	$247.90	94.5%	$76,452

(1) A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2) “Other” medical care costs also include medically related administrative costs at the parent company.
(3) The MCR represents medical costs as a percentage of premium revenues, where premium revenue is reduced by premium tax expense.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN, CONTINUING OPERATIONS (Amounts in thousands, except per member per month amounts)

	Six Months Ended June 30, 2013
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (3)	Medical Margin
		Total	PMPM	Total	PMPM
California	2,056	$368,715	$179.36	$330,540	$160.79	89.6%	$38,175
Florida	461	120,001	260.38	101,319	219.84	84.4	18,682
Michigan	1,300	334,042	256.96	288,607	222.01	86.4	45,435
New Mexico	549	168,449	307.08	140,402	255.95	83.3	28,047
Ohio	1,448	538,915	372.10	443,118	305.96	82.2	95,797
Texas	1,637	648,406	396.01	542,408	331.27	83.7	105,998
Utah	520	152,467	293.16	126,706	243.63	83.1	25,761
Washington	2,488	597,819	240.29	524,909	210.98	87.8	72,910
Wisconsin	493	64,864	131.53	54,849	111.22	84.6	10,015
Other (2)	–	5,484	–	29,763	–	–	(24,279)
	10,952	$2,999,162	$273.85	$2,582,621	$235.81	86.1%	$416,541

	Six Months Ended June 30, 2012
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (3)	Medical Margin
		Total	PMPM	Total	PMPM
California	2,115	$324,337	$153.34	$290,588	$137.39	89.6%	$33,749
Florida	418	113,507	271.47	98,011	234.41	86.3	15,496
Michigan	1,327	322,593	243.11	275,893	207.92	85.5	46,700
New Mexico	532	159,722	300.37	134,947	253.78	84.5	24,775
Ohio	1,508	544,730	361.34	481,985	319.72	88.5	62,745
Texas	1,499	547,855	365.53	573,326	382.53	104.6	(25,471)
Utah	511	152,049	297.29	121,300	237.17	79.8	30,749
Washington	2,135	415,469	194.59	355,470	166.49	85.6	59,999
Wisconsin	250	35,930	143.54	39,644	158.31	110.3	(3,714)
Other (2)	–	4,464	–	24,300	–	–	(19,836)
	10,295	$2,620,656	$254.55	$2,395,464	$232.68	91.4%	$225,192

(1) A member month is defined as the aggregate of each month’s ending membership for the period presented.

(2) “Other” medical care costs also include medically related administrative costs at the parent company.

(3) The MCR represents medical costs as a percentage of premium revenues, where premium revenue is reduced by premium tax expense.

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Amounts in thousands, except per member per month amounts)

The following tables provide the details of the Company’s medical care costs from continuing operations for the periods indicated:

	Three Months Ended June 30,
	2013			2012
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$879,865	$158.96	68.0%	$925,039	$174.04	70.2%
Pharmacy	222,992	40.29	17.2	212,944	40.06	16.2
Capitation	138,409	25.00	10.7	136,376	25.66	10.3
Other	53,440	9.66	4.1	43,238	8.14	3.3
	$1,294,706	$233.91	100.0%	$1,317,597	$247.90	100.0%

	Six Months Ended June 30,
	2013			2012
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$1,746,620	$159.48	67.6%	$1,653,024	$160.57	69.0%
Pharmacy	454,830	41.53	17.6	386,181	37.51	16.1
Capitation	278,733	25.45	10.8	269,968	26.22	11.3
Other	102,438	9.35	4.0	86,291	8.38	3.6
	$2,582,621	$235.81	100.0%	$2,395,464	$232.68	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	June 30, 2013	Dec. 31, 2012	June 30, 2012
Fee-for-service claims incurred but not paid (IBNP)	$360,153	$377,614	$378,782
Capitation payable	47,474	49,066	79,739
Pharmacy	37,241	38,992	34,848
Other	20,619	28,858	32,169
	$465,487	$494,530	$525,538

MOLINA HEALTHCARE, INC.
UNAUDITED CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period were (more) or less than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported. The following table shows the components of the change in medical claims and benefits payable from continuing and discontinued operations as of the periods indicated:

	Six Months Ended June 30,		Three Months Ended June 30		Year Ended Dec. 31, 2012
	2013	2012	2013	2012
	(Dollars in thousands, except per-member amounts)
Balances at beginning of period	$494,530	$402,476	$491,145	$455,833	$402,476
Components of medical care costs related to:
Current period	2,647,083	2,544,922	1,345,592	1,377,084	5,136,055
Prior periods	(62,757)	(36,357)	(50,020)	493	(39,295)
Total medical care costs	2,584,326	2,508,565	1,295,572	1,377,577	5,096,760
Payments for medical care costs related to:
Current period	2,206,474	2,033,611	940,186	891,573	4,649,363
Prior periods	406,895	351,892	381,044	416,299	355,343
Total paid	2,613,369	2,385,503	1,321,230	1,307,872	5,004,706
Balances at end of period	$465,487	$525,538	$465,487	$525,538	$494,530
Benefit from prior period as a percentage of:
Balance at beginning of period	12.7%	9.0%	10.2%	(0.1%)	9.8%
Premium revenue, trailing twelve months	1.0%	0.7%	0.8%	0.0%	0.7%
Medical care costs, trailing twelve months	1.2%	0.8%	1.0%	0.0%	0.8%

Claims Data:
Days in claims payable, fee for service	38	44	38	44	40
Number of members at end of period	1,847,000	1,853,000	1,847,000	1,853,000	1,797,000
Number of claims in inventory at end of period	109,900	209,200	109,900	209,200	122,700
Billed charges of claims in inventory at end of period	$200,400	$324,500	$200,400	$324,500	$255,200
Claims in inventory per member at end of period	0.06	0.11	0.06	0.11	0.07
Billed charges of claims in inventory per member at end of period	$108.50	$175.12	$108.50	$175.12	$142.01
Number of claims received during the period	10,524,500	10,375,700	5,253,500	5,520,100	20,842,400
Billed charges of claims received during the period	$10,477,900	$9,388,700	$5,307,200	$5,051,800	$19,429,300

CONTACT:
Molina Healthcare, Inc.
Investor Relations:
Juan José Orellana, 562-435-3666, ext. 111143